Exhibit 99.1

Analog Devices Announces Share Repurchase Program

    NORWOOD, Mass.--(BUSINESS WIRE)--Aug. 12, 2004--Analog Devices, Inc. (NYSE: ADI) today announced that its Board of Directors has authorized the repurchase of up to an aggregate of $500 million of its common stock. The company may repurchase shares from time to time on the open market or in privately negotiated transactions. ADI management will determine the timing and amount of shares repurchased. The total number of shares outstanding as of July 31, 2004 was 378,379,070.

    Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 9,000 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, and the Philippines. Analog Devices' common stock is listed on the New York Stock Exchange and ADI is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, and forecasts. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Other risk factors are described in our most recent annual report on Form 10-K and quarterly report on Form 10-Q.

    CONTACT: Analog Devices
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             investor.relations@analog.com